EXHIBIT 5

T. RICHARD RINEY, ESQ.

September 10, 2004

Ventas, Inc.

10350 Ormsby Park Pace

Suite 300

Louisville, Kentucky 40223

Ventas Nonemployee Director Deferred Stock Compensation Plan

and Ventas Executive Deferred Stock Compensation Plan

Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as counsel to Ventas, Inc., a Delaware corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about the date hereof. The Registration Statement relates to the registration under the Securities Act of 1933, as amended, by the Company of an aggregate of 500,000 shares of Voting Common Stock, par value $0.25 per share (the “Shares”), to be granted under the Ventas Nonemployee Director Deferred Stock Compensation Plan and 500,000 Shares to be granted under the Ventas Executive Deferred Stock Compensation Plan (collectively, “Plans”).

As counsel for the Company, I have examined, among other things, originals and/or copies of such documents, certificates and records as I deemed necessary and appropriate to form a basis for the opinion hereinafter expressed. In my examination, I have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to me. As to various questions of fact material to my opinion, I have relied on statements and certificates of officers and representatives of the Company.

Based on the foregoing, I hereby inform you that, in my opinion, the shares of Common Stock, when issued in accordance with the terms of the Plans, will be validly issued, fully paid, and nonassessable.

I am qualified to practice law in the State of Kentucky and do not purport to be an expert on, or to express any opinion herein, concerning any law, other than the laws of the State of Kentucky, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/  T. Richard Riney, Esq.

T. Richard Riney, Esq.